Exhibit 99.1

FDCTech Strengthens Balance Sheet as Noteholder Converts Debt Into Restricted Affiliate Equity

Irvine, CA: February 25, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech company with a full suite of FX technology and business solutions, today announced that effective February 22, 2021, FRH Group, holder of the affiliate convertible notes, with the face value in the principal $1,000,000 issued between Date February 22, 2016, and April 24, 2017, totaling $1,256,908 at a coupon of 6% had converted their debt into 12,569,080 common shares of the Company under the terms of the convertible notes. FRH Group provided the seed capital to the Company beginning February 2016.

With the conversion, the Company removed unnecessary limitations to secure the growth funding at an optimum cost of capital. Further, the Company reduced its total liabilities from $1,737,254 to $480,346, a decrease of 72.35% as of the beginning of fiscal 2021. The Company needed to improve its net asset position to prepare for a potential uplist and timely close and integrate the acquisition of Genesis Financial, Inc. (“Genesis”).

“We are extremely thankful to FRH Group for being a long-term supporter and trusted partner of the Company,” said FDC Founder and CEO Mitchell M. Eaglstein. He added: “Although there are still several barriers to our goal to up-list to a larger exchange; by eliminating secured debt, we have arguably taken the first concrete step in this process. Coupled with the anticipated completion of Genesis acquisition and continuation of positive market conditions, we believe the combined Company financials will be strong for a future uplist and growth.”

FDCTech, Inc.

FDCTech, Inc. (“FDC”), formerly known as Forex Development Corporation, is a US-based, fully integrated financial technology company. FDC delivers trading technology solutions to forex market participants looking to access the retail and institutional spot forex markets.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Drive, Suite 300,

Irvine, CA, 92618